UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 17, 2016

(Date of earliest event reported)

CLEARFIELD, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

7050 Winnetka Avenue North, Suite 100, Brooklyn Park, MN 55428

(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

FY 2017 Base Salaries and FY 2017 Cash Bonus Program

On November 17, 2016, the Board of Directors of Clearfield, Inc. (the “Company”) approved an increase in the annual base salaries of the Company’s executive officers (the “Executives”) to the following amounts: Ms. Cheryl Beranek, Chief Executive Officer, $322,317; Mr. John Hill, Chief Operating Officer, $322,317; and Mr. Daniel Herzog, Chief Financial Officer, $200,193. The increases in annual base salaries were recommended by the Compensation Committee.

On November 17, 2016 the Board of Directors of the Company adopted the fiscal year 2017 cash bonus program (the “Program”) for company employees, including the Executives, based upon the recommendation of the Compensation Committee. The Compensation Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

Under the Program, the Compensation Committee determined minimum, target and maximum performance goals relating to the Company’s revenue and gross profit percentage for fiscal year 2017, as well as the cash bonus that each Executive could earn as a percentage of her or his base salary at the minimum, target and maximum level. Any payout under the Program in respect of the gross profit percentage goal requires a minimum revenue target be achieved in order for an additional higher bonus rate to be earned.

The following table shows the cash bonus as a percentage of salary that will be earned by each of the Executives under the Program upon the Company’s achievement of the minimum, target and maximum fiscal year 2017 revenue and gross profit goals.

Executive Officer and Title	Bonus Opportunity Under Program For Revenue Goal As a Percentage of Base Salary
	Minimum Goal Achieved	Target Goal Achieved	Maximum Goal Achieved
Cheryl Beranek Chief Executive Officer	30%	100%	150%
John Hill Chief Operating Officer	30%	100%	150%
Daniel Herzog Chief Financial Officer	10%	36%	50%

Under the Program, the maximum cash bonus that may be earned by an Executive will not exceed the maximum percentage of base salary stated above, even if the Company’s actual performance exceeds the maximum of the performance goals, unless the Committee uses its discretion to modify the program and grant additional cash bonus compensation.

The Committee will determine fiscal year 2017 revenue and gross profit achievement following the end of fiscal year 2017 and will then calculate the cash bonus amount earned under the Program by those Executives who continue to be employed as of the end of the fiscal year.

Director Restricted Stock Awards and Retainers

On November 17, 2016, the Board of Directors approved, based on the recommendation of the Compensation Committee, an award of restricted stock to each non-employee director elected at the 2017 Annual Meeting of Shareholders. The restricted stock award will be granted on the day after the 2017 Annual Meeting and have a value of $12,500 as of the date of grant. The restricted stock award will be granted under the Company’s 2007 Stock Compensation Plan and vest one business day prior to the 2018 Annual Meeting of Shareholders. On the same day, the Board of Directors approved, based on the recommendation of the Compensation Committee, the annual cash retainer to be paid to each non-employee director. The annual cash retainer is in the amount of $12,500. Also on the same day, the Board of Directors approved, based on the recommendation of the Compensation Committee, the annual cash retainer to be paid to the Audit Committee Chair be set at $3,125.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By	/s/ Cheryl Beranek
Dated: November 23, 2016		Cheryl Beranek, Chief Executive Officer